UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material under Rule 14a-12

Surge Global Energy, Inc.

(Name of Registrant as Specified In Its Charter)

Jeffrey L. Bernstein
David M. Chester
Mark C. Fritz
Barry Nussbaum
E. Jamie Schloss
Ori L. Zemer
Tal Zemer
Zemer Family Trust Dated 12/21/1993

(Name(s) of Person Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: _______________________
(2)	Aggregate number of securities to which transaction applies: ______________________
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _______________________

(4)	Proposed maximum aggregate value of transaction: _______________________
(5)	Total fee paid: _______________________

☐           Fee paid previously with preliminary materials. _______________________

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount Previously Paid: _______________________
(2)           Form, Schedule or Registration Statement No.: _______________________
(3)           Filing Party: _______________________
(4)           Date Filed: __________________

PRELIMINARY COPY
FOR INFORMATION ONLY-NO PROXIES ARE BEING SOUGHT AT THIS TIME

October 29, 2007

Dear Fellow Surge Global Energy, Inc. Shareholders:

The undersigned concerned Surge Global Energy shareholders are writing you to solicit your Proxy for the upcoming annual meeting of Surge at which you will be asked to elect a slate of directors and ratify the independent accountants of Surge.  We are asking you to vote ‘‘FOR’’ all of our six new board of director candidates.

We initiated this proxy contest because we are concerned about Surge’s past performance. Surge clearly needs new direction as it continues to sustain large operating losses. The stock market has shared our disappointment in Surge’s performance as evidenced by the dramatic drop in the market price of Surge common stock during the last two years, from a closing price as high $4.07 on April 18, 2006 to a closing price of $0.15 on October 23, 2007.

We believe new leadership with a fresh approach is needed for Surge. We do not believe the Company’s incumbent board deserves to be re-elected for many reasons. For example, they have approved bonuses and stock options even when the Company is losing substantial amounts of money virtually every quarter; they have failed to take actions to reduce Company overhead; they have failed to produce and sell one barrel of oil commercially in nearly three years; and Surge stock has been a dismal performer in the stock market despite oil prices over $85.00 per barrel.

Our six new Board nominees include business leaders, entrepreneurs, and experienced industry executives in oil and gas exploration, development and production. We believe our nominees would be superb stewards of Surge to manage the Company for the benefit of all the shareholders, not incumbent management or directors who have been paid compensation, bonuses and fringe benefits of over $750,000 per year while the Company incurs cash losses virtually every month. Furthermore, given our substantial ownership stake in the Company — for which we have paid more than $4.6 million in the aggregate — you can be assured our interests are aligned with yours. We believe that once elected, the New Board Nominees will take positive steps to reduce overhead; enhance shareholder value; and begin exploration & development of oil and gas prospects that will generate cash flow rather than spend cash on overhead. We also believe that, if elected, the New Board Nominees will take action to reduce Surge’s cash losses, evaluate the Company’s assets, create a strategic plan for growth, and set new objectives to improve the Company’s financial condition, including seeking suitable acquisitions or merger partners.

Please vote ‘‘FOR’’ the election of the New Board Nominees as soon as possible either by marking, signing, dating and returning the enclosed GREEN Proxy Card in the postage-paid envelope whether or not you plan to attend the annual meeting. Voting instructions are on the GREEN Proxy Card.

Please note that the January 14, 2008 Annual Meeting must be adjourned to a later time if less than a majority of Surge’s shares are represented in person or by proxy. We urge all shareholders to exercise their rights to vote at the Annual Meeting and change the direction of the Company by electing the New Board Nominees. We reserve the right not to appear at the meeting to vote our own shares or any shares for which we then have proxies if at the time of the meeting we think doing so will be in the best interests of Surge stockholders.

We value your input and support. If you have any questions, require assistance in voting your GREEN Proxy Card, or need additional copies of our proxy material, please contact us at SurgeGlobalShareholders.com or call us at (800) 517-8105.

Sincerely,

/s/ Jeffrey L. Bernstein
/s/ David M. Chester
/s/ Mark C. Fritz
/s/ Barry Nussbaum
/s/ E. Jamie Schloss
/s/ Ori L. Zemer
/s/ Tal Zemer
Zemer Family Trust DTD 12/21/1993
By: /s/  Jack Zemer, Co-Trustee
By: /s/  Sandy Zemer, Co-Trustee

PROXY STATEMENT REGARDING
ANNUAL MEETING OF SURGE GLOBAL ENERGY, INC.
TO BE HELD JANUARY 14, 2008

This Proxy statement is being furnished to the stockholders of Surge Global Energy, Inc., a Delaware corporation with its principal executive offices at 12220 El Camino Real, Suite 410, San Diego, California 92130, which we sometimes refer to as “Surge” or the “Company”, in connection with the solicitation of GREEN Proxy Cards by the “New Board Nominees” for use at the 2007 Annual Meeting of Stockholders of the Company scheduled for January 14, 2008 (including any adjournments, continuations or postponements thereof, which we refer to as the 2007 Annual Meeting). The Company last held an annual meeting July 27, 2006. The Company did not hold an Annual Meeting in 2007 as originally scheduled, and the newly scheduled meeting is being held more than seventeen months since the 2006 annual meeting.

We intend to use the GREEN Proxy Cards to (1) elect our New Board Nominees: Barry Nussbaum, E. Jamie Schloss, Stephen P. Hamilton, Lionel Pober, Jeffrey L. Bernstein and Charles Kelly Kilgore as six new directors of the Company, and (2) ratify the Company’s independent auditors. We collectively refer to our six new nominees as the “New Board Nominees.” More information about these six New Board Nominees can be found below in the section titled ‘‘NEW BOARD NOMINEES BIOGRAPHICAL INFORMATION.”

According to Surge’s Bylaws (as on file with the Securities and Exchange Commission), annual meetings of Surge stockholders are held on a date designated by Surge’s board of directors. Surge has announced that it intends to hold the 2007 Annual Meeting on January 14, 2008.

If the Company’s quorum requirements at the 2007 Annual Meeting are not satisfied, Surge will be required to adjourn the 2007 Annual Meeting to a later time. We reserve the right not to appear at the meeting to vote our own shares or any shares for which we then have proxies if at the time of the meeting we think doing so would be in the best interests of Surge stockholders.

The date of this preliminary proxy statement is October 29, 2007. We expect to make this proxy statement available to stockholders with whom we discuss the 2007 Annual Meeting, and the proposed New Board Nominees. This proxy statement will be provided in definitive form to all Surge stockholders to whom GREEN Proxy Cards are furnished by the New Board Nominees, or from whom GREEN Proxy Cards are requested from the New Board Nominees, no later than the time that GREEN Proxy Cards are furnished or such requests are made.

As used herein, the terms ‘‘New Board Nominees’’, ‘‘we’’, ‘‘us’’ and ‘‘our’’ refer to Barry Nussbaum, E. Jamie Schloss, Steven Hamilton, Lionel Pober, Jeffrey L. Bernstein and Charles Kelly Kilgore. Additional information about the New Board Nominees, who are also participants in this solicitation, is provided in Appendix A to this Statement. This proxy statement contains information relating to the annual Surge stockholders’ meeting scheduled for January 14, 2008.

STOCKHOLDERS CAN VOTE FOR THE NEW BOARD NOMINEES by signing and returning GREEN Proxy Cards.

Voting by Mail.  A GREEN Proxy Card is enclosed for your use. Whether or not you expect to attend the 2007 Annual Meeting on January 14, 2008, please sign, date and mail your GREEN Proxy Card promptly in the enclosed postage paid envelope.

Stockholders who have executed and delivered a GREEN Proxy Card may revoke it at any time before it is voted:

By delivering an instrument revoking the earlier proxy, or a duly executed later dated proxy for the same shares, to:

The New Board Nominees  at 73175 Amber Street, Palm Desert CA 92260 ATT: E. Jamie Schloss prior to January 13, 2008 or to the company’s transfer agent American Stock Transfer and Trust Company via electronic voting at www.voteproxy.com, or  by voting in person at the 2007 Annual Meeting to be held on January 14, 2008 in San Diego, California..

If you hold your shares through a bank, broker or other nominee holder, only that nominee holder can vote your shares, and only after receiving voting instructions from you. Please contact all nominee holders of your shares and instruct them to vote a GREEN Proxy Card ‘‘FOR’’ the New Board Nominees. If you previously voted for the Company’s nominees, you can change your vote by signing, dating and returning the GREEN Proxy Card to the New Board Nominees at the address set forth above. If you hold your shares through a bank, broker or other nominee holder, you will need to contact your nominee and follow your nominee’s instructions if you want to revoke a proxy or change your vote.

Only your latest signed and dated proxy will count at the 2007 Annual Meeting.

If the New Board Nominees receives fully executed GREEN Proxy Cards that have no explicit voting instructions, the New Board Nominees intend to vote such proxies ‘‘FOR’’ the six New Board Nominees and “FOR” the ratification of the Company’s independent auditors. However, the GREEN Proxy Card will also allow stockholders to vote individually on the ratification of the Company’s independent auditors and the election of the New Board Nominees, including withholding authority to vote for one or more of the New Board Nominees.

We strongly urge you to vote ‘‘FOR’’ the New Board Nominees and “FOR” the ratification of the Company’s independent auditors.

NEW BOARD NOMINEES BIOGRAPICAL INFORMATION

Since the last Annual Meeting of Stockholders held on July 27, 2006 to October 23, 2007, the closing price for Surge common stock has declined from $1.43 to $0.15, a decrease of approximately 90%.  Several members of the New Board Nominees contacted the Company in person and by writing to express their concern about the Company’s direction and they received what they believed to be inadequate responses and refusal by two existing Board members to join our new slate.

On October 12, 2007, the undersigned eight shareholders owning more than 7,400,000 shares jointly filed a Schedule 13D/A to reflect that they had entered into a joint voting agreement and that they intended to nominate the six new Directors for the Surge Board of Directors set forth below.

Because of the Company’s Bylaws required advance notification of any director nominations for the 2007 Annual Meeting by October 16, 2007, on October 13, 2007, we chose to provide Surge with the advance notice required to nominate the New Board Nominees.

All New Board Nominees named below have consented to being named herein and to serve, if elected. All New Board Nominees will be considered “independent” directors under the rules of the SEC and NASDAQ.

Barry Nussbaum– Age 52.  Mr. Nussbaum served on Surge’s Board of Directors from March 2006 to July 2006. Mr. Nussbaum is the CEO of BNC Real Estate which he founded 30 years ago. While formerly owning and managing properties throughout Southern California and Arizona, the company currently owns and manages projects throughout Texas. Mr. Nussbaum is also the co-founder and former board member of several companies including Digital Orchid, a wireless technology company, which sells products in 22 countries. He is in his ninth year as a board member (four as president) of the California 22nd District Agricultural Association, also known as the Del Mar Fair Board. Appointed to three terms by the Governor of California, the Board manages the 100+acres of fairgrounds properties including the world famous Del Mar Race Track. In addition, the Governor previously appointed him to the State Race Authority and State Race Track Leasing Commission. Mr. Nussbaum has a Juris Doctorate from the University Of San Diego School Of Law, and a Bachelor of Arts (Summa Cum Laude) from Claremont McKenna College.

E. Jamie Schloss – Age 64.  Mr. Schloss was a Certified Public Accountant for more than 30 years and served on the Surge’s Board of Directors from October 2004 to July 2006, and as Chief Financial Officer from December 2005 to June 2006. Prior to his appointment as Chief Financial Officer, Mr. Schloss’ company Castle Rock Resources, Inc. was engaged as a consultant to Surge. Castle Rock participated in the drilling of more than 20 deep oil & gas wells in Texas, New Mexico, and Louisiana from 1990 to 1995 through joint venture partnerships. In June 1995, Castle Rock and partners sold seven wells in the Townsend (Sublime) Field in south Texas to Weeks Exploration Company for an aggregate of $16,000,000.  Castle Rock continues to own and manage two oil & gas wells in south Texas which have been producing oil and gas for more than 15 years. Mr. Schloss has a Juris Doctorate (JD) degree, a B.A. from the University of Pennsylvania, and an MBA from Pace College in New York. Mr. Schloss worked as a Certified Public Accountant in California and New Jersey from 1966—1990. Prior to his experience in the oil & gas drilling and exploration business, Mr. Schloss was an executive and officer of several entertainment industry firms including MCA-Universal., Warner Bros. Television Distribution, Western-World Television, and Hal Roach Studios.

Stephen P. Hamilton– Age 57.  Mr. Hamilton has served since 2000 as a principal in Longhorn Exploration, LLC, an oil and gas exploration company.  Mr. Hamilton’s duties include engineering evaluation of prospects, leasing of prospect acreage, and negotiation and writing of contracts.  From 1985 to 2000, Mr. Hamilton worked on various drilling and development projects in West Texas, where his duties included bidding out and awarding contracts for drilling; supervision of drilling operations, well completions and daily production operations.  From 1979 to 1985, Mr. Hamilton was part-owner of Costa Resources, Inc., an oil exploration company which operated in western Texas and eastern New Mexico.  As part of Costa Resources, Steve supervised drilling operations, well completions, and daily well production operations.  From 1972 to 1979, Mr. Hamilton worked for Texas Instruments as a design engineer in the scientific calculator products group.  Mr. Hamilton has a B.S. in Electrical Engineering from the University of Texas.

Lionel Pober – Age 51. Mr. Pober began his career as a member of the technical staff at Hughes Aircraft Company in 1979. In 1981 he was invited to work as a guest researcher at Lawrence Livermore National Laboratory. In 1983 Mr. Pober was one of three founders of Case Technology Inc., a Computer Aided Engineering Software firm. At Case Technology he served as Vice President of Engineering and was a member of the Board of Directors. The Company grew to achieve annualized sales of $8,000,000 in 1987 when it was acquired by Teradyne Inc (a S&P 400 mid-cap company on the NYSE) for $20,000,000. After the acquisition Mr. Pober continued to work in management at Teradyne Inc.  After leaving Teradyne in 1991, Mr. Pober began actively investing in oil and gas wells as a working interest owner. He also was a seed investor in several high technology start up companies. From 1994 to 1997 he was a founder, vice president and member of the board of directors of the Real Estate Office Software Company until it was sold to Finet.com (a NASDAQ listed company) for $1,000,000. From 2003 to the present time, Mr. Pober has served as the managing partner of P&J Company LLC, an energy exploration company. Since its inception in 2003 P&J Company LLC has participated in the drilling of or as a working interest owner in more than 10 wells located in Texas and New Mexico. Mr. Pober holds a BSEE and MSEE from the University of Southern California.  He was a recipient of a Hughes Fellowship in 1979.

Jeffrey L. Bernstein– Age 48.  Mr. Bernstein is the founder of Granite Group, L.P., a hedge fund, and has served as its CEO from 1998 to the present.  From 1982 to 2000, Mr. Bernstein was a trader on the Chicago Board of Trade.  He has a B.A. from the University of California at Santa Barbara.

Charles Kelly Kilgore– Age 46.  Mr. Kilgore is an attorney whose practice is focused on criminal defense.  From 1995 to the present, he has operated the Law Offices of Charles Kelly Kilgore in Beverly Hills, California and Lexington, Kentucky.  He has a B.A. from the University of Kentucky, and a Juris Doctorate from Pepperdine School of Law.

SECURITY OWNERSHIP OF New Board Nominees

The table below shows, as of October 12, 2007, the amount and class of Surge’s voting stock owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by each NEW BOARD NOMINEE.  Except as otherwise noted, the beneficial owners named in the following table have sole voting and investment power with respect to all shares of common Surge stock shown below as beneficially owned by them, subject to community property laws, where applicable

Name of Director Nominee	Number of shares of common stock Beneficially Owned	Percent(1)
Jeffrey Bernstein	400,000 (2)	1.21%
Stephen P. Hamilton	0	*
Charles Kelly Kilgore	0	*
Barry Nussbaum	355,000 (3)	1.34%
Lionel Pober	0	*
E. Jamie Schloss	2,035,000 (4)	7.02%

*	Less than 1%

(1)
The calculation of the foregoing percentage is based upon 28,970,430 shares of Surge Global Energy, Inc. common stock outstanding as of August 17, 2007 as set forth in Surge Global Energy, Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission on August 20, 2007 and also assumes the exercise of 3,492,500 options or warrants to purchase shares of common stock exercisable within sixty (60) days of October 12, 2007.

(2)	Includes 200,000 shares of Surge common stock held directly by Mr. Bernstein, and 200,000 shares of the Surge common stock warrants exercisable within 60 days of October 12, 2007.

(3)
Includes 100,000 shares of the Surge common stock and 200,000 shares of Surge common stock subject to warrants exercisable within 60 days of October 12, 2007 held by Benjamin Financial Limited Partnership, a limited partnership controlled by Mr. Nussbaum and 55,000 shares Surge common stock subject to options exercisable within 60 days of October 12, 2007.

(4)
Includes 1,635,000 shares Surge common stock held directly by Mr. Schloss and 400,000 shares of Surge common stock held by Castle Rock Resources, Inc. a corporation 100% owned and controlled by Mr. Schloss.

(5)	The address of each of the New Board Nominees is c/o Duane Morris LLP, 101 West Broadway, Suite 900, San Diego, California 92101, Attention: P. Blake Allen, Esq.

OTHER MATTERS

Other Proposals

We know of no matters other than the election of directors and the ratification of the independent auditors that will be presented for consideration at Surge’s annual meeting.  If any other matters are properly brought before the annual meeting, the proxies will be voted in accordance with the judgment of the person or persons voting such proxies.

October 29, 2007

/s/ Jeffrey L. Bernstein Jeffrey L. Bernstein

/s/ David M. Chester David M. Chester

/s/ Mark C. Fritz Mark C. Fritz

/s/ Barry Nussbaum Barry Nussbaum

/s/ E. Jamie Schloss E. Jamie Schloss

/s/ Ori L. Zemer Ori L. Zemer

/s/ Tal Zemer Tal Zemer

ZEMER FAMILY TRUST DTD 12/21/1993 By: /s/ Jack Zemer Jack Zemer, Co-Trustee By: /s/ Sandy Zemer Sandy Zemer, Co-Trustee